Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Broadcom Corporation:
          We consent to the incorporation by reference in the registration statements (Nos. 333-93457, 333-49158, 333-49680, 333-51632, 333-53492, 333-58498, 333-58574, 333-67702, 333-90862, 333-107882, 333-114405, 333-116877, 333-117866, 333-127775, 333-132533, 333-140188, 333-142526, 333-148971 and 333-157089) on Form S-8, (No. 333-112997) on Form S-4, and (No. 333-157088) on Form S-3 of Broadcom Corporation of our reports dated February 3, 2010, with respect to the consolidated balance sheets of Broadcom Corporation and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of income, shareholders’ equity and comprehensive income, and cash flows for the years then ended, and the related consolidated financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2009, which reports appear in the December 31, 2009 annual report on Form 10-K of Broadcom Corporation.
          Our report on the consolidated financial statements refers to the Company’s adoption of Accounting Standards Topic 805, Business Combinations, and Accounting Standards Topic 820, Fair Value Measurements and Disclosures, during the years ended December 31, 2009 and 2008, respectively.
/s/  KPMG LLP
Irvine, California
February 3, 2010